CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 20, 2009 (except for Note 1, dated October 9, 2009) on the financial statements of China Electric Motor, Inc. and Subsidiaries and the condensed Parent only financial statements of China Electric Motor, Inc. which appear in the annual report on Form 10-K, for the year ended December 31, 2008 and 2007, filed March 31, 2010.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Kempisty & Company,
Certified Public Accountants, P.C.
New York, New York

Dated: October 12, 2010